UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2014

Federal Home Loan Bank of Des Moines
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Skywalk Level, 801 Walnut Street -- Suite 200, Des Moines, Iowa		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	515-281-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Incentive Plan

On April 11, 2014, the Federal Home Loan Bank of Des Moines (“Bank”) received a non-objection letter from its regulator, the Federal Housing Finance Agency (“FHFA”), concerning the Bank's 2014 Incentive Plan (“2014 Plan”). The 2014 Plan had previously been approved by the Bank's Board of Directors, subject to receipt of the FHFA's non-objection. The 2014 Plan is effective retroactively to January 1, 2014. Most full-time and part-time employees, including all of the Bank's named executive officers as identified in the Bank’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 11, 2014, are eligible to participate in the 2014 Plan.

Notwithstanding the formulaic method for determining awards under the 2014 Plan, actual payouts under the Plan are subject to the review and approval of the Board's Human Resources and Compensation Committee (“Compensation Committee”), and the review and non-objection of the FHFA. The Compensation Committee may amend the goals and/or related award opportunities at any time in 2014 subject to the review and non-objection of the FHFA. The goals and/or related award opportunities under the 2014 Plan may also be amended based on any recommendations received from the FHFA. The 2014 Plan is summarized below.

Under the 2014 Plan, incentive award opportunities for Bank-wide performance goals (“Bank-wide Goals”) and individual/team performance goals (“Individual Goals”) are based upon established “threshold,” “target” and “maximum” award levels. Eligible employees are assigned an incentive compensation award opportunity expressed as a percentage of the employee's base salary in 2014. The Bank-wide Goals are aligned with the following three Bank strategic imperatives detailed in its 2014-2016 Strategic Business Plan: “Strengthen Partnership with Members,” “Disciplined Pursuit of Long-term Business Performance” and “Stewardship of our Public Mission.” These imperatives are measured by the results achieved in attaining specified performance levels and weighted as follows:

•	Strengthen Partnership with Members - as measured by (i) member product and service usage, (ii) overall member satisfaction, and (iii) member product and service satisfaction (40% total weight).

•
Disciplined Pursuit of Long-term Business Performance - as measured by (i) the “preservation of the enterprise value” (determined by the market value of capital stock), (ii) the “quality of risk management” as assessed by the Board's Risk Committee, (iii) “operational excellence” based upon the successful completion of certain IT, cost savings and business model analysis initiatives, and (iv) profitability (measured by Adjusted Return on Capital Stock) (40% total weight).

•
Stewardship of our Public Mission - as measured by (i) mission-related assets and (ii) “community impact” based upon the number of applications received under the Bank’s Affordable Housing Program (20% total weight).

Individual Goals under the 2014 Plan are generally tied to action plans as set forth in the Bank's Strategic Business Plan, as well as to individual responsibilities of Bank employees.

For the Bank's president, the overall incentive award opportunity under the 2014 Plan is weighted 90% on Bank-wide Goals and 10% on Individual Goals. For the Bank’s executive vice presidents, the overall incentive award opportunity under the 2014 Plan is weighted 70% on overall Bank-wide Goals, 20% on goals underlying the strategic imperative on which the particular executive vice president is primarily focused, and 10% on Individual Goals. For the Bank’s senior vice president/chief business technology officer, the overall incentive award opportunity under the 2014 Plan is weighted 60% on Bank-wide Goals and 40% on Individual Goals.

With respect to the Bank's president, the 2014 Plan incentive award opportunity is between 50% (threshold) and 100% (maximum) of base salary, with a target of 75%. For the Bank's executive vice presidents, the 2014 Plan incentive award opportunity is between 40% (threshold) and 80% (maximum) of base salary, with a target of 60%. With respect to the Bank’s senior vice president/chief business technology officer, the 2014 Plan incentive award opportunity is between 20% (threshold) and 60% (maximum) of base salary, with a target of 40%.

For the Bank's named executive officers and certain other officers, the 2014 Plan requires a percentage of the incentive award to be deferred for three years following the end of the performance plan period (to be paid out in 2018). In the case of 2014 Plan incentive awards earned by the Bank's president and executive vice presidents, approximately 50% of those incentive awards will be deferred. In the case of 2014 Plan incentive awards earned by the Bank's senior vice president/chief business technology officer, approximately 35% of those incentive awards will be deferred. However, the payout opportunity for deferred payouts will be subject to an economic value of capital stock (EVCS) modifier, as follows:

•	If the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid is less than $90 per share, there will be no deferred award payout.

•	If the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid is $90 per share, the deferred award payout will be equal to 90% of the potential award.

•
For every dollar that the average quarterly EVCS for the year preceding the one in which the deferred award is to be paid exceeds $90 per share, one percentage point will be added to the multiplier of 90% up to a maximum multiplier of 110%.

The above description of the 2014 Plan is qualified in its entirety by reference to the complete text of the 2014 Plan, which is included as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number 10.1        Federal Home Loan Bank of Des Moines 2014 Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines

April 17, 2014	By:	/s/ Richard S. Swanson

Name: Richard S. Swanson
Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	2014 Incentive Plan